UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                        INTERNATIONAL AIRCRAFT INVESTORS
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    458860103
                                 (CUSIP Number)


                                December 31, 1998
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [ ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 458860103

--------------------------------------------------------------------------------
1.      Name Of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Pilgrim America Capital Corporation
        86-0670679

--------------------------------------------------------------------------------
2.      Check The Appropriate Box if a Member of a Group

        (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------

4.      Citizenship or Place of Organization:

        Delaware

--------------------------------------------------------------------------------
                         5.  Sole Voting Power                      0
Number Of Shares         -------------------------------------------------------
Beneficially Owned       6.  Shared Voting Power                    0
By Each Reporting        -------------------------------------------------------
Person With:             7.  Sole Dispositive Power                 0
                         -------------------------------------------------------
                         8.  Shared Dispositive Power               0
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned By Each Reporting Person

        None. Pursuant to Rule 13d-4, Pilgrim America Capital Corporation declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

        0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

        HC
--------------------------------------------------------------------------------

CUSIP NO. 458860103

--------------------------------------------------------------------------------
1.      Name Of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Pilgrim Group, Inc.
        95-4516050

--------------------------------------------------------------------------------
2.      Check The Appropriate Box if a Member of a Group

        (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------

4.      Citizenship or Place of Organization:

        Delaware

--------------------------------------------------------------------------------
                         5.  Sole Voting Power                      0
Number Of Shares         -------------------------------------------------------
Beneficially Owned       6.  Shared Voting Power                    0
By Each Reporting        -------------------------------------------------------
Person With:             7.  Sole Dispositive Power                 0
                         -------------------------------------------------------
                         8.  Shared Dispositive Power               0
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned By Each Reporting Person

        None. Pursuant to Rule 13d-4, Pilgrim Group, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

        0%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

        HC
--------------------------------------------------------------------------------

CUSIP NO. 458860103

--------------------------------------------------------------------------------
1.      Name Of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Pilgrim Investments, Inc.
        95-4516049

--------------------------------------------------------------------------------
2.      Check The Appropriate Box if a Member of a Group

        (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------

4.      Citizenship or Place of Organization:

        Delaware

--------------------------------------------------------------------------------
                         5.  Sole Voting Power                      0
Number Of Shares         -------------------------------------------------------
Beneficially Owned       6.  Shared Voting Power                    0
By Each Reporting        -------------------------------------------------------
Person With:             7.  Sole Dispositive Power                 0
                         -------------------------------------------------------
                         8.  Shared Dispositive Power               267,500
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned By Each Reporting Person

        267,500. Pursuant to Rule 13d-4, Pilgrim Investments, Inc. declares that the filing of this Schedule 13G shall not be deemed to be an admission by it that it is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of any securities covered by this statement.

--------------------------------------------------------------------------------
10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares   [  ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

        5.95%

--------------------------------------------------------------------------------
12.     Type of Reporting Person

        IA
--------------------------------------------------------------------------------

CUSIP NO. 458860103

--------------------------------------------------------------------------------
1.      Name Of Reporting Persons
        I.R.S. Identification Nos. of above persons (entities only)

        Pilgrim Bank and Thrift Fund, Inc.
        95-4020286

--------------------------------------------------------------------------------
2.      Check The Appropriate Box if a Member of a Group

        (a) [  ]          (b)  [  ]

--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------

4.      Citizenship or Place of Organization:

        Maryland

--------------------------------------------------------------------------------
                         5.  Sole Voting Power                      267,500
Number Of Shares         -------------------------------------------------------
Beneficially Owned       6.  Shared Voting Power                    0
By Each Reporting        -------------------------------------------------------
Person With:             7.  Sole Dispositive Power                 0
                         -------------------------------------------------------
                         8.  Shared Dispositive Power               267,500
--------------------------------------------------------------------------------
9.      Aggregate Amount Beneficially Owned By Each Reporting Person

        267,500
--------------------------------------------------------------------------------

10.     Check if the Aggregate Amount in Row (9) Excludes Certain Shares    [  ]

--------------------------------------------------------------------------------
11.     Percent of Class Represented by Amount in Row (9)

        5.95%

--------------------------------------------------------------------------------
12.     Type of Reporting Person:

        IV
--------------------------------------------------------------------------------

Item 1.

        (a)    Name of Issuer:

               International Aircraft Investors

        (b)    Address of Issuer's Principal Executive Offices:

               3655 Torrance Boulevard, Suite 410 Torrance, California 90503

Item 2.

        (a)    Name of Person Filing:

               Pilgrim America Capital Corporation
               Pilgrim Group, Inc.
               Pilgrim Investments, Inc.
               Pilgrim Bank and Thrift Fund, Inc.

        (b)    Address of Principal Business Offices or, if none, Residence:

               40 North Central Avenue, Suite 1200, Phoenix, Arizona 85004-4424

        (c)    Citizenship

               Not applicable

        (d)    Title of Class of Securities:

               Common Stock

        (e)    CUSIP Number:

               458860103

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act.

        (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940.

        (e) [X] An   investment   advisor   in   accordance   with   Section
                240.13d-1(b)(1)(ii)(E).

        (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

        (g) [X] A  parent  holding   company  or  control  person  in
                accordance with Section 240.13d-1(b)(1)(ii)(G).

        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

        (j) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

        Items (a) through (c): See items 1 and 5-11 of the cover pages to this filing.

Item 5.  Ownership of Five Percent or Less of a Class.

        Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

        Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Pilgrim Investments, Inc., which is a registered investment adviser under Section 203 of the Investment Advisers Act, is a wholly-owned subsidiary of Pilgrim Group, Inc., which is a wholly-owned subsidiary of Pilgrim America Capital Corporation. The reported shares are beneficially owned by Pilgrim Bank and Thrift Fund, Inc., which is a registered investment company for which Pilgrim Investments, Inc. serves as investment adviser.

Item 8.  Identification and Classification of Members of the Group

        Not applicable

Item 9.  Notice of Dissolution of Group

        Not applicable

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            PILGRIM AMERICA CAPITAL CORPORATION


February 4, 1999                            By:       /s/ James M. Hennessy
  (Date)                                    Name:     James M. Hennessy
                                            Title:    Executive Vice President


                                            PILGRIM GROUP, INC.


February 4, 1999                            By:       /s/ James M. Hennessy
  (Date)                                    Name:     James M. Hennessy
                                            Title:    Executive Vice President



                                            PILGRIM INVESTMENTS, INC.


February 4, 1999                            By:       /s/ James M. Hennessy
  (Date)                                    Name:     James M. Hennessy
                                            Title:    Executive Vice President

                                            PILGRIM BANK AND THRIFT FUND, INC.


February 4, 1999                            By:       /s/ James M. Hennessy
  (Date)                                    Name:     James M. Hennessy
                                            Title:    Executive Vice President

                             Joint Filing Agreement

        In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a Schedule 13G, and all amendments thereto, with respect to each holding of Pilgrim Bank and Thrift Fund, Inc. as to which such a report must be made, and that each such Schedule and all amendments thereto are made on behalf of each of them.

        IN WITNESS WHEREOF, the undersigned hereby execute this agreement this 4th day of February, 1999.



                                            PILGRIM AMERICA CAPITAL CORPORATION


                                            By:       /s/ James M. Hennessy
                                            Name:     James M. Hennessy
                                            Title:    Executive Vice President



                                            PILGRIM GROUP, INC.


                                            By:       /s/ James M. Hennessy
                                            Name:     James M. Hennessy
                                            Title:    Executive Vice President



                                            PILGRIM INVESTMENTS, INC.


                                            By:       /s/ James M. Hennessy
                                            Name:     James M. Hennessy
                                            Title:    Executive Vice President



                                            PILGRIM BANK AND THRIFT FUND, INC.


                                            By:       /s/ James M. Hennessy
                                            Name:     James M. Hennessy
                                            Title:    Executive Vice President